UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2007 (June 29, 2007)

STERLING BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

TEXAS	0-20750	74-2175590
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2550 North Loop West, Suite 600

Houston, Texas 77092

(Address of principal executive offices) (Zip Code)

(713) 466-8300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 29, 2007, Stephen C. Raffaele resigned as Executive Vice President and Chief Investment Officer of Sterling Bancshares, Inc. (the “Company”).

(e) In connection with the resignation of Mr. Raffaele, the Company, Sterling Bank (the “Bank”) and Mr. Raffaele entered into an Amendment (the “Amendment”) to the Severance and Non-Competition Agreement among the Company, the Bank and Mr. Raffaele, effective June 1, 2004 (the “Agreement”).

Pursuant to the terms of the Amendment, Mr. Raffaele will receive the following severance payments and benefits upon his resignation:

•	$450,000 payable in a lump sum on a date not later than June 29, 2007;

•	reimbursement of reasonable and customary business-related expenses incurred by Mr. Raffaele through June 29, 2007; and

•	an option to purchase the Bank-owned automobile utilized by Mr. Raffaele.

The Amendment also provides that Mr. Raffaele will no longer be prohibited from competing, either as an owner, employee or agent of a financial institution, with the Company or any subsidiary within Harris County, Texas or any contiguous county. With the exception of the foregoing, the Amendment does not otherwise affect the continuing obligations of Mr. Raffaele under the terms of the Agreement. The Amendment is effective as of June 29, 2007.

The foregoing summary of the Amendment is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is attached as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Amendment to Severance and Non-Competition Agreement between Sterling Bancshares, Inc., a Texas corporation, Sterling Bank, a banking association chartered by the State of Texas, and Stephen C. Raffaele effective June 29, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned authorized officer.

Sterling Bancshares, Inc.

Date: July 2, 2007	By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment to Severance and Non-Competition Agreement between Sterling Bancshares, Inc., a Texas corporation, Sterling Bank, a banking association chartered by the State of Texas, and Stephen C. Raffaele effective June 29, 2007.